Exhibit 10.6

FORM OF

TAX SEPARATION AGREEMENT

by and among

METLIFE, INC.

AND ITS AFFILIATES

and

BRIGHTHOUSE FINANCIAL, INC.

AND ITS AFFILIATES

FORM OF

TAX SEPARATION AGREEMENT

This Tax Separation Agreement (the “Agreement”) is entered into as of the [●] day of [●], [2017], between MetLife, Inc. (“MetLife”), a Delaware corporation, by and on behalf of itself and each Affiliate of MetLife, and Brighthouse Financial, Inc. (“Brighthouse” and, together with MetLife, the “Parties”), a Delaware corporation, by and on behalf of itself and each Affiliate of Brighthouse.

R E C I T A L S:

WHEREAS, MetLife’s board of directors has determined that it is appropriate and advisable to: (i) separate the Brighthouse Group from MetLife’s remaining businesses (the “Separation”), which will include the transfer of Brighthouse Holdings, LLC (“HoldCo”) to Brighthouse (the “HoldCo Contribution”); and (ii) following the Separation, make a distribution, on a pro rata basis, to holders of common shares of MetLife (“MetLife Common Stock”) of at least 80.1% of the outstanding shares of common stock of Brighthouse owned by MetLife (the “Distribution”, and the date of such Distribution, the “Distribution Date”);

WHEREAS, as of the Distribution Date, the existing Agreement to Apportion Consolidated Federal Income Tax Liability and Benefits of Consolidated Returns, dated as of June 24, 1986 that is in effect with respect to the U.S. federal income tax consolidated group of which MetLife is the parent (the “MetLife Tax Allocation Agreement”) is being terminated for all tax periods with respect to the Brighthouse Group and no member of the Brighthouse Group shall have any liability or rights thereunder following such termination;

WHEREAS, prior to the HoldCo Contribution and as part of the Separation, the MRV Cell 2 Contribution was effected;

WHEREAS, as of the date hereof, MetLife is the common parent of an affiliated group of domestic corporations, including Brighthouse, that has elected to file consolidated U.S. federal Income Tax Returns and, as a result of the Distribution, neither Brighthouse nor any of its Affiliates will be a member of such group after the close of the Distribution Date; and

WHEREAS, in contemplation of the Distribution, MetLife and Brighthouse desire to set forth their agreement on the rights and obligations of MetLife and Brighthouse and their respective Affiliates with respect to the responsibility, handling and allocation of federal, state, local, and non-U.S. Taxes, and various other Tax matters;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, MetLife and Brighthouse (and their respective Affiliates) hereby covenant and agree as follows:

ARTICLE I

DEFINITIONS

For purposes of this Agreement (including the recitals hereof), the following terms have the following meaning, and capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings assigned to them in the Master Separation Agreement.

“Active Trade or Business” means the business that is “actively conducted” (as defined in Section 355(b)(2) of the Code and the regulations thereunder) by the “separate affiliated group” (as defined in Section 355(b)(3)(B) of the Code) with respect to Brighthouse or MetLife, as applicable, as conducted immediately prior to the Distribution.

“Adjustment Request” means any formal or informal claim or request filed with any Tax Authority, or with any administrative agency or court, for the adjustment, refund, or credit of Taxes, including (a) any amended Tax Return claiming adjustment to the Taxes as reported on the Tax Return or, if applicable, as previously adjusted, (b) any claim for equitable recoupment or other offset, and (c) any claim for refund or credit of Taxes previously paid.

“Affiliate” means any corporation, partnership, limited liability company, or other entity directly or indirectly Controlled by the entity in question.

“Agreement” has the meaning set forth in the Preamble.

“BRCD” means Brighthouse Reinsurance Company of Delaware.

“Brighthouse” has the meaning set forth in the Preamble.

“Brighthouse Capital Stock” means all classes or series of capital stock of Brighthouse, including (a) the Brighthouse Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in Brighthouse for U.S. federal income tax purposes.

“Brighthouse Common Stock” means the ordinary voting interests in Brighthouse.

“Brighthouse Group” means Brighthouse and all Affiliates of Brighthouse (and each such entity’s predecessors and successors), as determined immediately after the Distribution. For the avoidance of doubt, a fiscally transparent entity’s items of income, gain, loss or deduction is treated as attributable to such entity’s owners or shareholders.

“Brighthouse Separate Return” means any Tax Return of or including any member of the Brighthouse Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“Capital Stock” means the Brighthouse Capital Stock or the MetLife Capital Stock, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contributed Property” means the following property contributed by MetLife to HoldCo as part of the Separation: (i) 100% of the outstanding shares of common stock of MLUS, (ii) 100% of the outstanding shares of common stock of New England Life Insurance Company, (iii) 100% of the membership interests in Brighthouse Securities LLC, (iv) 100% of the membership interests in Brighthouse Services LLC, and (v) 100% of the interests in MetLife Advisers LLC.

“Control” means the ownership of stock or other securities possessing at least 50 percent of the total combined voting power of all classes of securities entitled to vote.

“Debt-for-Equity Exchange” means the distribution by MetLife of Retained Stock to MetLife creditors, in any case no later than five years after the Distribution.

“Distribution” has the meaning set forth in the Recitals.

“Distribution Date” has the meaning set forth in the Recitals.

“Employee Matters Agreement” means the Employee Matters Agreement entered into by and between MetLife and Brighthouse on the date hereof, as the same may be amended.

“Employment Taxes” means any Tax the liability or responsibility for is allocated pursuant to the Employee Matters Agreement.

“Fifty-Percent or Greater Interest” has the meaning ascribed to such term for purposes of Sections 355(d) and (e) of the Code.

“Final Determination” means the final resolution of liability for any Tax, which resolution may be for a specific issue or adjustment or for a taxable period, (a) by IRS Form 870 or 870-AD (or any successor forms thereto), on the date of acceptance by or on behalf of the taxpayer, or by a comparable form under the laws of a state, local, or non-U.S. taxing jurisdiction, except that a Form 870 or 870-AD or comparable form shall not constitute a Final Determination to the extent that it reserves (whether by its terms or by operation of law) the right of the taxpayer to file a claim for refund or the right of the Tax Authority to assert a further deficiency in respect of such issue or adjustment or for such taxable period (as the case may be); (b) by a decision, judgment, decree, or other order by a court of competent jurisdiction, which has become final and unappealable; (c) by a closing agreement or accepted offer in compromise under Sections 7121 or 7122 of the Code, or a comparable agreement under the laws of a state, local, or non-U.S. taxing jurisdiction; (d) by any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered (including by way of offset) by the jurisdiction imposing such Tax; (e) by a final settlement resulting from a treaty-based competent authority determination; or (f) by any other final disposition, including by reason of the expiration of the applicable statute of limitations or by mutual agreement of the parties.

“FMLI Contribution” means the transfer by MetLife of First MetLife Investors Insurance Company to MLUS.

“HoldCo” has the meaning set forth in the Recitals.

“HoldCo Common Stock” means the ordinary voting interests in HoldCo.

“HoldCo Contribution” has the meaning set forth in the Recitals.

“HoldCo Preferred Stock” means the non-voting preferred interests in HoldCo.

“Income Tax” means any Tax which is based upon, measured by, or calculated with respect to income or net worth and any other franchise or similar Taxes.

“Income Tax Return” means any Tax Return relating to Income Taxes.

“Indemnifying Party” means a Party that has an obligation to make an Indemnity Payment.

“Indemnitee” means a Party that is entitled to receive an Indemnity Payment.

“Indemnity Payment” means an indemnity payment contemplated by this Agreement..

“Intended Tax Treatment” means (i) the FMLI Contribution, HoldCo Contribution, Distribution, Subsequent Distributions (other than Subsequent Distributions effected through sales to third parties), and Debt-for-Equity Exchanges effected as part of the Separation will qualify for Tax-Free Status; (ii) the Retail Contribution, taken together with the Subsequent Sale, will be treated as a fully taxable transfer of the Contributed Property under Section 1001; and (iii) the MRV Cell 2 Contribution will be treated as a fully taxable transfer of the assets of MRV Cell 2 in an assumption reinsurance transaction.

“IRS” means the United States Internal Revenue Service.

“IRS Ruling” means the private letter ruling issued by the IRS to MetLife in response to the request for ruling filed by MetLife on September 20, 2016 (and supplemental submissions related thereto) in connection with the Transactions (including any supplemental rulings).

“Joint Return” means any Tax Return that actually includes, by election or otherwise, one or more members of the MetLife Group together with one or more members of the Brighthouse Group.

“KPMG Opinion” means the written opinion on the U.S. federal income taxation consequences of certain aspects of the Transactions provided by KPMG LLP to the MetLife Group, dated as of [●].

“Master Separation Agreement” means the Master Separation Agreement entered into by and between MetLife and Brighthouse on the date hereof, as the same may be amended.

“MetLife” has the meaning set forth in the Preamble.

“MetLife Affiliated Group” means the affiliated group (as that term is defined in Section 1504 of the Code and the regulations thereunder) of which MetLife is the common parent.

“MetLife Capital Stock” means all classes or series of capital stock of MetLife, including (a) the MetLife Common Stock, (b) all options, warrants and other rights to acquire such capital stock and (c) all instruments properly treated as stock in MetLife for U.S. federal income tax purposes.

“MetLife Common Stock” has the meaning set forth in the Recitals.

“MetLife Federal Consolidated Income Tax Return” means any United States federal Income Tax Return for the MetLife Affiliated Group.

“MetLife Group” means MetLife and all Affiliates of MetLife (and each such entity’s predecessors or successors), excluding any entity that is a member of the Brighthouse Group. For the avoidance of doubt, a fiscally transparent entity’s items of income, gain, loss or deduction is treated as attributable to such entity’s owners or shareholders.

“MetLife Ireland” means MetLife Ireland Treasury d.a.c.

“MetLife Separate Return” means any Tax Return of or including any member of the MetLife Group (including any consolidated, combined or unitary return) that is not a Joint Return.

“MetLife Tax Allocation Agreement” has the meaning set forth in the Recitals.

“MLUS” means MetLife Insurance Company USA.

“MRV” means MetLife Reinsurance Company of Vermont.

“MRV Cell 2” means the Protected Cell No. 2 of MRV.

“MRV Cell 2 Contribution” means, prior to the HoldCo Contribution and as part of the Separation, MRV’s (i) formation of New MRV; (ii) entering into a binding commitment to sell the New MRV Preferred Stock to MetLife Ireland; (iii) transfer of MRV Cell 2 to New MRV in exchange for the voting common stock of New MRV and New MRV Preferred Stock; (iv) conversion of MRV Cell 2 into a stand-alone captive insurance company under Vermont law and the merger of this entity with and into New MRV; (v) sale of all of the New MRV Preferred Stock to MetLife Ireland and (vi) merger of New MRV with and into BRCD.

“New MRV” means MetLife Reinsurance Company of Vermont II, a Vermont corporation licensed as a sponsored captive insurance company.

“New MRV Preferred Stock” means the non-voting preferred interests in New MRV.

“Non-Income Tax” means any Tax that is not an Income Tax.

“Notified Action” has the meaning set forth in Section 4.04(a).

“Officer’s Certificate” means each of the Officer’s Certificate of MetLife, Inc., dated as of [●], and the Officer’s Certificate of Brighthouse Financial, Inc., dated as of [●], respectively, provided to KPMG LLP.

“Other Tax Ruling” means each ruling (other than the IRS Ruling) issued by a Tax Authority pursuant to a ruling request filed by or on behalf of the MetLife Group with respect to the Transactions (including any supplemental rulings).

“Parties” has the meaning set forth in the Preamble.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof, without regard to whether any entity is treated as disregarded for U.S. federal income tax purposes.

“Post-Distribution Tax Opinion” means a tax opinion of a Tax Advisor, which Tax Advisor is reasonably acceptable to MetLife, on which MetLife may rely to the effect that a transaction will not affect the applicable Intended Tax Treatment. Any such opinion must be consistent with the assumption that the Transactions would have qualified for the applicable Intended Tax Treatment if the transaction in question did not occur.

“Post-Distribution Tax Period” means any Tax Period beginning after the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning the day after the Distribution Date.

“Pre-Distribution Tax Period” means any Tax Period ending on or before the Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Distribution Date.

“Property Tax” means any real, personal and intangible ad valorem property Tax imposed by any Tax Authority, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

“Proposed Acquisition Transaction” means, with respect to a Party, a transaction or series of transactions (or any agreement, understanding or arrangement, within the meaning of Section 355(e) of the Code and Treasury Regulation Section 1.355-7, or any other regulations promulgated thereunder, to enter into a transaction or series of transactions), as a result of which a Party would merge or consolidate with any other Person or as a result of which one or more Persons would (directly or indirectly) acquire, or have the right to acquire, from the Party and/or one or more holders of outstanding shares of such Party’s Capital Stock, a number of shares of such Capital Stock that would, when combined with any other changes in ownership of such Party’s Capital Stock pertinent for purposes of Section 355(e) of the Code, comprise 45% or more of (a) the value of all outstanding shares of stock of the Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series, or (b) the total combined voting power of all outstanding shares of voting stock of the Party as of the date of such transaction, or in the case of a series of transactions, the date of the last transaction of such series. Notwithstanding the foregoing, a Proposed Acquisition Transaction shall not include (x) the adoption by the Party of a shareholder rights plan or (y) issuances by the Party that satisfy Safe Harbor VIII (relating to acquisitions in connection with a person’s performance of services) or Safe Harbor IX (relating to acquisitions by a retirement plan of an employer) of Treasury Regulation Section 1.355-7(d). For purposes of determining whether a transaction constitutes an indirect acquisition, any recapitalization resulting in a shift of voting power or any redemption of shares of stock shall be treated as an indirect acquisition of shares of stock by the non-exchanging shareholders. This definition and the application thereof is intended to monitor compliance with Section 355(e) of the Code and shall be interpreted accordingly. Any clarification of, or change in, the statute or regulations promulgated under Section 355(e) of the Code shall be incorporated in this definition and its interpretation.

“Records” has the meaning set forth in Section 5.01(a).

“Refund Recipient” has the meaning set forth in Section 2.08.

“Representation Letters” means the representation letters and any other materials (including, without limitation, a Ruling Request and any related supplemental submissions to the IRS) delivered or deliverable by MetLife, Brighthouse and others in connection with the rendering by KPMG LLP [or any other Tax Advisor, and/or the issuance by the IRS or any other Tax Authority, of the Tax Opinions/Rulings.]2

“Retail Contribution” means MetLife’s contribution of the Contributed Property to HoldCo in exchange for HoldCo Common Stock and HoldCo Preferred Stock.

“Retained Stock” means the outstanding Brighthouse Common Stock, up to 19.9%, that MetLife may retain after the Distribution.

“Ruling Request” means any letter filed by MetLife with the IRS or any other Tax Authority requesting a ruling (including the IRS Ruling and the Other Tax Rulings) regarding certain Tax consequences of the Transactions (including all attachments, exhibits, and other materials submitted with such ruling request letter) and any amendment or supplement to such ruling request letter.

“Rulings” means, collectively, the IRS Ruling and the Other Tax Rulings and “Ruling” means any one of them.

“Separation” has the meaning set forth in the Recitals.

“Straddle Period” means any Tax Period that begins on or before and ends after the Distribution Date.

“Subsequent Distributions” means MetLife’s distributions of Retained Stock to MetLife shareholders or creditors or effected by way of sales to third parties, in any case no later than five years after the Distribution.

“Subsequent Sale” means, after the date of the Retail Contribution, MetLife’s sale of the HoldCo Preferred Stock to [●] pursuant to a binding commitment.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, value added, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, alternative minimum, guaranty fund assessments and similar contributions or payments to a solvency or insolvency fund or pool, estimated or other tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax), imposed by any governmental entity or political subdivision thereof, and any interest, penalty, additions to tax, or additional amounts in respect of the foregoing.

“Tax Advisor” means any law or accounting firm that is nationally recognized as being expert in tax matters.

“Tax Attribute” means a net operating loss, net capital loss, overall foreign loss, unused investment credit, unused foreign tax credit, excess charitable contribution, alternative minimum tax credit, general business credit, research and development credit or any other Tax Item that could reduce a Tax or create a Tax benefit.

“Tax Authority” means, with respect to any Tax, the governmental authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

[2]	[Note to draft: Additional rep letters to be listed individually].

“Tax Benefit” means, with respect to a Tax Period, the amount by which the cash Tax liability of an entity (or of the consolidated or combined group of which it is a member) is reduced solely as a result of a Tax Item, or the amount of an actual Tax refund that is generated solely as a result of such Tax Item (plus any related interest received from any Tax Authority), in either case, by comparing the cash Tax liability or actual Tax refund on the applicable Tax Return that would arise with and without the Tax Item potentially giving rise to the Tax Benefit.

“Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of determining or redetermining any Tax (including any administrative or judicial review of any claim for refund).

“Tax-Free Status” means the qualification of (I) the Separation and the Distribution (along with the Subsequent Distributions (other than Subsequent Distributions effected through sales to third parties) and Debt-for-Equity Exchanges), taken together, (a) as a reorganization described in Sections 355(a) and 368(a)(1)(D) of the Code, (b) as a transaction in which the stock distributed thereby is “qualified property” for purposes of Sections 355(d), 355(e) and 361(c) of the Code, (c) a transaction in which MetLife, Brighthouse and the shareholders of MetLife recognize no income or gain for U.S. federal income tax purposes pursuant to Sections 355, 361, and 1032 of the Code, other than, (x) in the case of MetLife and Brighthouse, intercompany items or excess loss accounts taken into account pursuant to the Treasury Regulations promulgated pursuant to Section 1502 of the Code, (y) in the case of MetLife, Subsequent Distributions effected through sales of Retained Stock to third parties, and (z) in the case of shareholders of MetLife, any receipt of cash in lieu of fractional shares, and (II) any other transaction described in the Tax Opinions/Rulings in accordance with the treatment set forth therein, other than the Retail Contribution, taken together with the Subsequent Sale, and the MRV Cell 2 Contribution.

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture of credit, or any other item (including the basis or adjusted basis of property) which increases or decreases Taxes paid or payable in any taxable period.

“Tax Law” means the law of any governmental entity or political subdivision thereof relating to any Tax.

“Tax Opinions” means (i) the KPMG Opinion and [(ii) any other written opinions on the U.S. state, local, and non-U.S. tax consequences of certain aspects of the Transactions provided by any Tax Advisors to any member of the MetLife Group, in either case, requested prior to the Distribution.]

“Tax Opinions/Rulings” means the Tax Opinions and/or the Rulings deliverable to any member of the MetLife Group in connection with the Transactions.

“Tax Period” means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

“Tax Receivables Agreement” means that Tax Receivables Agreement entered into between MetLife and Brighthouse on the date hereof, as the same may be amended.

“Tax-Related Losses” means (a) all Taxes (including interest and penalties thereon) imposed pursuant to any settlement, Final Determination, judgment or otherwise; (b) all accounting, legal and other professional fees, and court costs, incurred in connection with such Taxes (excluding, however, any such fees addressed in the Master Litigation Agreement); and (c) an amount equal to (i) any reduced payments by Brighthouse to MetLife under the Tax Receivables Agreement as a result of an act or failure to act of Brighthouse which results in the description in clause (iii) of the definition of Intended Tax Treatment to be untrue, less (ii) any net tax benefit to MetLife resulting from such act or failure to act of Brighthouse; in each case, resulting from the failure of the Transactions to have the tax treatment described in the Tax Opinions/Rulings.

“Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other Law with respect to Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined, or unitary group of taxpayers.

“Tax Return Preparer” means (i) with respect to any Tax Return that MetLife is responsible for preparing under Section 3.01(a), MetLife, and (ii) with respect to any Tax Return that Brighthouse is responsible for preparing under Section 3.01(b), Brighthouse.

“Transaction” means the MRV Cell 2 Contribution, the Retail Contribution, together with the Subsequent Sale, the HoldCo Contribution, the Distribution, the Subsequent Distributions and the Debt-for-Equity Exchanges.

“Transaction Tax Contest” means a Tax Contest with the purpose or effect of determining or redetermining Taxes that could give rise to Tax-Related Losses.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

ARTICLE II

RESPONSIBILITY FOR TAX

Section 2.01 General Rule.

(a) MetLife Liability. MetLife shall be liable for, and shall indemnify and hold harmless the Brighthouse Group from and against any liability for, Taxes which are allocated to MetLife under this Article II.

(b) Brighthouse Liability. Brighthouse shall be liable for, and shall indemnify and hold harmless the MetLife Group from and against any liability for, Taxes which are allocated to Brighthouse under this Article II.

Section 2.02 Income Taxes. All Income Taxes of the MetLife Group and Brighthouse Group shall be allocated as follows:

(a) Income Taxes.

(i) Joint Returns. Subject to Section 2.02(b), MetLife shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any originally filed Joint Return for any Tax Period beginning on or before the Distribution Date (including any originally filed Joint Return for a Straddle Period).

(ii) MetLife Separate Returns. MetLife shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any MetLife Separate Return for any Tax Period beginning on or before the Distribution Date (including any MetLife Separate Return for a Straddle Period).

(iii) Brighthouse Separate Returns. Brighthouse shall be responsible for any and all Income Taxes (including estimated Income Taxes) shown as due and owing on any Brighthouse Separate Return for any Tax Period beginning on or before the Distribution Date (including any Brighthouse Separate Return for a Straddle Period).

(b) Pre-Distribution Income Tax Payments on Joint Returns.

(i) With respect to any Pre-Distribution Tax Period, the members of the Brighthouse Group and the members of the MetLife Group shall be liable for (including any benefit of) their share of Taxes on a Joint Return with respect to that Pre-Distribution Tax Period (including, but not limited to, deferred intercompany items of the respective members of the Brighthouse Group and the MetLife Group triggered as a result of the Distribution) as determined under the MetLife Tax Allocation Agreement, calculated as it was in effect for such Pre-Distribution Tax Period, subject to modifications under this Section 2.02(b).

(ii) Notwithstanding anything to the contrary in the MetLife Tax Allocation Agreement, at least 20 days prior to the relevant payment, MetLife shall deliver to Brighthouse a schedule, and any workpapers reasonably necessary to evaluate the accuracy of such schedule, setting forth in reasonable detail a calculation of any “Tax Allocation Payments.” For purposes of this Section 2.02(b), “Tax Allocation Payments” shall mean any amounts required to be paid by or to any member of the Brighthouse Group, on the one hand, and MetLife, on the other, under the MetLife Tax Allocation Agreement (or amounts that would have been required to be paid, but for termination of the MetLife Tax Allocation Agreement with respect to members of the Brighthouse Group) in respect of (i) estimated tax payments in respect of the portion of the 2017 tax year in which members of the Brighthouse Group were members of the MetLife Affiliated Group and (ii) any payments (whether to or from the Brighthouse Group) with respect to the 2016 tax year and the portion of the 2017 tax year in which such members were members of the MetLife Affiliated Group. Such calculation shall be computed and such schedules and other materials shall be prepared in a manner consistent with the past practice of the MetLife Affiliated Group.

(iii) Brighthouse shall provide MetLife with notice of any disagreement with the schedules delivered pursuant to Section 2.02(b)(ii) within fifteen (15) days of receipt of such schedules, and MetLife and Brighthouse shall reasonably cooperate to resolve any disagreements over such schedules; provided, however, that a pending disagreement shall not relieve a Party of its obligation to make timely payment pursuant to Section 2.02(b)(iv). In the event the Parties cannot agree the dispute shall be resolved pursuant to the provisions of Section 5.05.

(iv) All payments subject to this Section 2.02(b) shall be timely paid, as if the MetLife Tax Allocation Agreement were not terminated with respect to members of the Brighthouse Group. If a payment is made during the pendency of a disagreement described in Section 2.02(b)(iii), the Parties shall make any further payments necessary to reflect the ultimate resolution of such disagreement within five (5) business days of such resolution.

(c) Post-Distribution Income Taxes. MetLife shall be responsible for any and all Income Taxes imposed on the MetLife Group for any Tax Period beginning after the Distribution Date (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority). Brighthouse shall be responsible for any and all Income Taxes imposed on the Brighthouse Group for any Tax Period beginning after the Distribution Date (whether or not such Income Taxes are due and owing on any originally filed or amended Income Tax Return or as a result of any Final Determination or other adjustment made by a Tax Authority).

(d) Termination of MetLife Tax Allocation Agreement. For the avoidance of doubt, as of the Distribution Date, (i) the MetLife Tax Allocation Agreement shall be terminated for all tax periods with respect to the Brighthouse Group; (ii) no member of the Brighthouse Group shall have any liability or rights thereunder following such termination; and (iii) the members of the Brighthouse Group and the MetLife Group shall be liable for Income Tax with respect to Pre-Distribution Tax Periods as set forth in this Section 2.02.

Section 2.03 Non-Income Taxes. Except as provided in Sections 2.04 and 2.05, (i) MetLife shall be responsible for any and all Non-Income Taxes imposed on any member of the MetLife Group for all Pre-Distribution Tax Periods and Post-Distribution Tax Periods, and (ii) Brighthouse shall be responsible for any and all Non-Income Taxes imposed on any member of the Brighthouse Group for Pre-Distribution Tax Periods and Post-Distribution Tax Periods.

Section 2.04 Scheduled Tax Allocations. Notwithstanding anything to the contrary herein, all Taxes arising out of the matters described in Schedule 2.04 shall be allocated to MetLife.

Section 2.05 Employment Taxes; Breaches of Covenants.

(a) The Parties acknowledge and agree that this Agreement, including Article II, shall not apply with respect to any and all Employment Taxes, for which the Employee Matters Agreement shall govern.

(b) Brighthouse shall be responsible for any and all Taxes resulting from a breach by any member of the Brighthouse Group of any covenant in this Agreement including exhibits.

(c) MetLife shall be responsible for any and all Taxes resulting from a breach by any member of the MetLife Group of any covenant in this Agreement including exhibits.

Section 2.06 Allocation of Prior Period Adjustments. Within 20 days of filing an amended Joint Return or a Final Determination in respect of a Joint Return for a Pre-Distribution Tax Period, MetLife shall deliver to Brighthouse a schedule, and any workpapers reasonably necessary to evaluate the accuracy of such schedule, setting forth in reasonable detail a calculation of amounts required to be paid by or to any member of the Brighthouse Group, on the one hand, and MetLife, on the other, as if the MetLife Tax Allocation Agreement were still in effect with respect to such Pre-Distribution Tax Period, and prepared in accordance with MetLife’s prior practice with respect to such Pre-Distribution Tax Period. Brighthouse shall provide MetLife with notice of any disagreement with the schedules delivered pursuant to this Section 2.06 within fifteen (15) days of receipt of such schedules, and MetLife and Brighthouse shall reasonably cooperate to resolve any disagreements over such schedules. In the event the Parties cannot agree, the dispute shall be resolved pursuant to the provisions of Section 5.05. Upon finalization of any schedule delivered pursuant to this Section 2.06, MetLife or the relevant member of the Brighthouse Group, as the case may be, shall make payments to the other in accordance with the finalized schedule.

Section 2.07 Proration of Taxes for Straddle Periods.

(a) For U.S. federal income tax purposes, the Parties acknowledge and agree that the Tax Period of each member of the Brighthouse Group that joined in the filing of the MetLife Federal Consolidated Income Tax Return will close as of the end of the Distribution Date. MetLife and Brighthouse shall take all commercially reasonable actions necessary or appropriate to close the taxable year of each member of the Brighthouse Group for all other U.S. federal Tax purposes and any material state Tax purposes as of the end of the Distribution Date to the extent permitted by applicable Law; provided that this Section 2.07(a) shall not be construed to require any member of the MetLife Group to change any of its Tax Periods.

(b) For any Straddle Period, Taxes for the Pre-Distribution Tax Period shall be computed (i) in the case of Taxes imposed on a periodic basis (such as Property Taxes), on a daily pro rata basis and (ii) in the case of other Taxes generally, (A) if commercially practicable, as if the Tax Period ended as of the close of business on the Distribution Date and, (B) if such other Taxes are attributable to the ownership of any equity interest in a partnership, other “flowthrough” entity or “controlled foreign corporation” (within the meaning of Section 957(a) of the Code or any comparable U.S. state or local or non-U.S. Tax Law), as if the Tax Period of that entity ended as of the close of business on the Distribution Date (whether or not such Taxes arise in a Straddle Period of the applicable owner) and (C) otherwise on a daily pro rata basis.

Section 2.08 Tax Refunds.

Subject to Section 2.09, if MetLife, Brighthouse or any of their respective Affiliates receives any refund of any Taxes for which the other Party is allocated under this Article II (a “Refund Recipient”), such Refund Recipient shall pay to the other Party the entire amount of the refund (including interest received from the relevant Tax Authority, but net of any Taxes imposed with respect to such refund and any other reasonable costs) within 30 business days of receipt thereof; provided, however, that the other Party, upon the request of such Refund Recipient, shall repay the amount paid to the other Party (plus any penalties, interest or other charges imposed by the relevant Tax Authority) in the event such Refund Recipient is required by applicable law to repay such refund. In the event a Party would be a Refund Recipient but for the fact it elected to apply a refund to which it would otherwise have been entitled against a Tax liability arising in a subsequent taxable period, then such Party shall be treated as a Refund Recipient and the economic benefit of so applying the refund shall be treated as a refund, and shall be paid within 30 business days under timing principals of Section 2.09(e).

Section 2.09 Carrybacks and Claims for Refund.

(a) Brighthouse hereby agrees that if a Tax Return of a member of the Brighthouse Group for a Post-Distribution Tax Period reflects any Tax Attribute, then the applicable member of the Brighthouse Group shall elect to relinquish, waive or otherwise forgo the right to carry back any such Tax Attribute to a Pre-Distribution Tax Period to the extent permissible under applicable Law. Such elections shall include, but not be limited to, the election described in Treasury Regulation Section 1.1502-21(b)(3)(ii)(B), and any analogous election under state, local, or foreign Income Tax Laws, to waive the carryback of net operating losses or other Tax Attribute for U.S. federal Income Tax purposes.

(b) If, notwithstanding the provisions of Section 2.09(a), Brighthouse is required to carryback a Tax Attribute, MetLife shall promptly remit to Brighthouse any Tax Benefit that the MetLife Group actually realizes with respect to any such carryback on an “as and when” realized basis.

(c) If Brighthouse has a Tax Attribute that must be carried back to any Pre-Distribution Tax Period, Brighthouse shall notify MetLife in writing that such Tax Attribute must be carried back. Such notification shall include a description in reasonable detail of the basis for any Tax Benefit and the amount thereof, including supporting analysis that the Tax treatment of such Tax Attribute is correct.

(d) If MetLife pays any amount to Brighthouse under Section 2.09(b) and, as a result of a subsequent Final Determination, a Tax Benefit that gave rise to such payment is subsequently disallowed, MetLife shall notify Brighthouse of the amount to be repaid to MetLife, and Brighthouse shall then repay such amount to MetLife, together with any interest, fines, additions to Tax, penalties or any additional amounts imposed by a Tax Authority relating thereto.

(e) For purposes of this Agreement, a Tax Benefit shall be deemed to have been realized at the time any actual refund of Taxes is received or applied against other cash Taxes due, or at the time of filing a Tax Return (including a Tax Return relating to estimated Taxes) on which a Tax Item is applied in reduction of cash Taxes that would otherwise be payable.

Section 2.10 Allocation of Earnings and Profits and Tax Attributes.

(a) All Tax Attributes or earnings and profits determined on a consolidated or combined basis for Pre-Distribution Tax Periods shall be allocated to the MetLife Group and Brighthouse Group in accordance with the Code and the Treasury Regulations (and any applicable state, local, or non-U.S. law or regulation). MetLife shall reasonably determine the amounts and proper allocation of such Tax Attributes and earnings and profits as of the Distribution Date. In addition, the external auditor to both MetLife and Brighthouse shall have audited as part of the Form 10. MetLife and Brighthouse agree to compute their Tax liabilities for Post-Distribution Tax Periods consistent with that determination and allocation.

(b) The allocations made under this Section 2.10 shall be revised by MetLife to reflect each subsequent Final Determination that affects such allocations.

ARTICLE III

TAX RETURNS, TAX CONTESTS AND

OTHER ADMINISTRATIVE MATTERS

Section 3.01 Responsibility of Preparing Tax Returns.

(a) MetLife shall timely prepare any Joint Returns or MetLife Separate Returns, including any Adjustment Request with respect thereto.

(b) Brighthouse shall timely prepare any Brighthouse Separate Returns, including any Adjustment Request with respect thereto.

(c) To the extent that any Tax Return described in Section 3.01(a) or 3.01(b) includes (1) matters for which another Party may have an indemnification obligation to the Tax Return Preparer or that may give rise to a refund to which that other Party would be entitled under this Agreement, or (2) matters that would require the other Party to prepare another Tax Return consistent with the treatment included therewith, the Tax Return Preparer shall (i) prepare the relevant portions of the Tax Return on a basis consistent with past practice, except (A) as required by applicable Law or to correct any clear error, (B) as a result of changes or elections made on any Joint Return that relate materially to the other Party, (C) as mutually agreed by the Parties; (ii) notify the other Party of any such portions not prepared on a basis consistent with past practice, and with respect to such portion, provide supporting analysis that the position on such Tax Return is correct; (iii) provide the other Party a reasonable opportunity to review the relevant portions of the Tax Return (and any related workpapers); (iv) consider in good faith any reasonable comments made by the other Party; and (v) use commercially reasonable efforts to incorporate, in the portion of such Tax Return related to the other Party’s potential indemnification obligation (or refund entitlement), any reasonable comments made by the other Party relating to the Tax Return Preparer’s compliance with clause (i). The Parties shall attempt in good faith to resolve any issues arising out of the review of any such Tax Return and any dispute not resolved within 30 business days shall be resolved in accordance with Section 5.05; provided however, (i) nothing in this Section 3.01(c) or Section 5.05 shall prevent Brighthouse or MetLife, respectively, from timely filing a Tax Return (with extensions) and (ii) if a payment is made to a Tax Authority in connection with the filing of a Tax Return during the pendency of a disagreement described in this sentence, the Parties shall make any further payments necessary to reflect the ultimate resolution of such disagreement within five (5) business days of such resolution.

Section 3.02 Filing of Tax Returns and Payment of Taxes. Each Party shall execute and timely file each Tax Return that it is responsible for filing under applicable Law and shall timely pay to the relevant Taxing Authority any amount shown as due on each such Tax Return..

Section 3.03 Tax Contests

(a) MetLife or Brighthouse, as applicable, shall, within 10 business days of becoming aware of any Tax Contest (including a Transaction Tax Contest) that could reasonably be expected to cause the other Party to have an indemnification obligation under this Agreement, notify the other Party of such Tax Contest and thereafter promptly forward or make available to the Indemnifying Party copies of notices and communications relating to the relevant portions of such Tax Contest. A failure by an Indemnitee to give notice as provided in this Section 3.03(a) (or to promptly forward any such notices or communications) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure; provided, however, that such Indemnitee shall make all commercially reasonable efforts to mitigate such failure, including by seeking an extension of any relevant time limitations or deadlines for response.

(b) Subject to the next two sentences, MetLife and Brighthouse each shall have the exclusive right to control the conduct and settlement of any Tax Contest, other than a Transaction Tax Contest, relating to any Tax Return that it is responsible for preparing pursuant to Section 3.01. With respect to a Tax Contest relating to a Joint Return described in clauses (1) or (2) of Section 3.01(c), (i) MetLife shall solely control the resolution of such Tax Contest, (ii) Brighthouse shall be permitted to participate in all formally scheduled meetings with any Tax Authority relating to such contest, (iii) MetLife shall allow Brighthouse a reasonable opportunity to comment on any material proposed course of action and shall take account of Brighthouse’s reasonable comments in relation thereto, (iv) MetLife shall conduct such Tax Contest with reasonable diligence and in good faith and (v) MetLife shall keep Brighthouse promptly informed of all material developments in relation to the Tax Contest, and (vi) if the outcome of a Tax Contest is material to Brighthouse but not material to MetLife, MetLife must either (A) obtain the consent of Brighthouse to settle such Tax Contest, which consent shall not be unreasonably withheld or (B) waive any and all rights to indemnification or payment from Brighthouse pursuant to Article II for matters arising from such Tax Contest. In determining the materiality of the outcome of a Tax Contest under this clause (vi), Brighthouse’s harm shall be measured by the amount of any cash paid and the present value of any lost Tax Attributes, computed using a discount rate equal to the Early Termination Rate (as defined in the Tax Receivables Agreement).

If the conduct or settlement of any portion or aspect of any Tax Contest that does not relate to a Joint Return could reasonably be expected to cause a Party to have an indemnification obligation or a refund entitlement under this Agreement, then (i) the Indemnifying Party shall have the right to share joint control over the conduct and settlement of that portion or aspect, and (ii) whether or not the Indemnifying Party exercises a right to control a Tax Contest, the Indemnitee shall not accept or enter into any settlement without the consent of the Indemnifying Party, which shall not be unreasonably withheld or delayed.

(c) MetLife and Brighthouse shall have the right to control jointly the conduct and settlement of any Transaction Tax Contest. Each Party shall execute any power of attorney necessary to effectuate such joint control. Notwithstanding the foregoing, MetLife shall be entitled to control exclusively the conduct and settlement of any Transaction Tax Contest if MetLife notifies Brighthouse that (notwithstanding the rights and obligations of the Parties under this Agreement) MetLife agrees to pay (and indemnify Brighthouse against) any Tax-Related Losses resulting from such Transaction Tax Contest.

(d) Joint control of the conduct and settlement of any Tax Contest (or portion or aspect thereof) shall include but not be limited to the following: (i) neither Party shall accept or enter into any settlement of such Tax Contest (or the relevant portion or aspect thereof) without the consent of the other Party, which shall not be unreasonably withheld or delayed, (ii) both Parties shall have a right to review and consent to, which consent shall not be unreasonably withheld or delayed, any correspondence or filings to be submitted to any Taxing Authority with respect to such Tax Contest (or the relevant portion or aspect thereof) and (iii) both Parties shall have the right to attend any telephonic or in-person meetings with any Tax Authority or hearings unless waived in writing.

Section 3.04 Expenses and Applicability. Subject to Section 4.05, after the Distribution, each Party shall bear its own expenses in the course of any Tax Contest, other than expenses included in the definition of Tax-Related Losses.

ARTICLE IV

INTENDED TAX TREATMENT

Section 4.01 Tax Opinions/Rulings and Representation Letters. Brighthouse has executed and caused to be delivered to the applicable Tax Advisors the applicable Representation Letters (other than the MetLife Officer’s Certificate) and understands that such letters will be relied upon by the Tax Advisors in rendering the Tax Opinions. Brighthouse represents that (i) subject to any qualifications therein which are acceptable to the Tax Advisor, all information contained in the applicable Representation Letters executed and delivered by it is true, correct and complete in all material respects and (ii) it is not aware of any material inaccuracy in either the Representation Letters delivered by MetLife or the Ruling Request.

Section 4.02 Restrictions on Brighthouse.

(a) Brighthouse agrees that it will not take or fail to take, or permit any member of the Brighthouse Group to take or fail to take, any action where such action or failure to act would be materially inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters in any material respect (including, for the avoidance of doubt, the Officer’s Certificates, attached hereto as Exhibit A) or Tax Opinions/Rulings in any material respect. Brighthouse agrees that it will not take or fail to take, or permit any member of the Brighthouse Group to take or fail to take any action reasonably likely to jeopardize (i) the Tax-Free Status, (ii) the Retail Contribution, taken together with the Subsequent Sale qualifying as a fully taxable transfer of the Contributed Property under Section 1001 or (iii) the MRV Cell 2 Contribution from qualifying as a fully taxable transfer of the assets of MRV Cell 2 in an assumption reinsurance transaction.

(b) During the two-year period following the Distribution Date, Brighthouse directly or indirectly through one or more members of the Brighthouse Group shall continue the Active Trade or Business used to satisfy Section 355(b) of the Code, as described in the IRS Ruling and the KPMG Opinion.

(c) Brighthouse agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or series of transactions:

(i) enter into any Proposed Acquisition Transaction or, to the extent Brighthouse has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur,

(ii) liquidate, merge or consolidate with any other Person (whether that other Person or such Affiliate is the survivor) that was not already wholly owned by a member of the Brighthouse Group prior to such transaction;

(iii) sell or transfer (other than sales or transfers of inventory in the ordinary course of business) all or substantially all of the assets that were transferred to Brighthouse as part of the HoldCo Contribution or sell or transfer (or cause or permit to be transferred) 33% or more of the gross assets of the Active Trade or Business or 33% or more of the consolidated gross assets of Brighthouse and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),

(iv) redeem or otherwise repurchase (directly or through an Affiliate) any Brighthouse Capital Stock, or rights to acquire Brighthouse Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of Brighthouse Capital Stock (including, without limitation, through the conversion of one class of Brighthouse Capital Stock into another class of Brighthouse Capital Stock); or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in Brighthouse or otherwise jeopardize the Intended Tax Treatment;

unless, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) Brighthouse shall have requested that MetLife obtain a Ruling in accordance with Sections 4.04(b) and (d) of this Agreement to the effect that such transaction will not negatively affect the applicable Intended Tax Treatment and MetLife shall have received such a Ruling in form and substance reasonably satisfactory to MetLife, (B) Brighthouse shall provide MetLife with a Post-Distribution Tax Opinion in form and substance reasonably satisfactory to MetLife (and in determining whether such Tax Opinion is reasonably satisfactory, MetLife may consider, among other factors, the appropriateness of any underlying assumptions and management’s representations if used as a basis for the opinion) or (C) MetLife shall have waived the requirement to obtain such Ruling or Post-Distribution Tax Opinion. In providing the Tax Opinion to MetLife, Brighthouse may redact any material non-public information that, if MetLife receives, could raise anti-trust or securities issues; provided however, such redacted information does not materially impact the ability of MetLife to adequately review the Tax Opinion.

Section 4.03 Restrictions on MetLife.

(a) MetLife agrees that it will not take or fail to take, or permit any member of the MetLife Group to take or fail to take, any action where such action or failure to act would be inconsistent with or cause to be untrue any material, information, covenant or representation in any Representation Letters (including, for the avoidance of doubt, the Officer’s Certificates, attached hereto as Exhibit A) or Tax Opinions/Rulings. MetLife agrees that it will not take or fail to take, or permit any member of the MetLife Group to take or fail to take any action reasonably likely to jeopardize (i) the Tax-Free Status, (ii) the Retail Contribution, taken together with the Subsequent Sale qualifying as a fully taxable transfer of the Contributed Property under Section 1001 or (iii) the MRV Cell 2 Contribution from qualifying as a fully taxable transfer of the assets of MRV Cell 2 in an assumption reinsurance transaction.

(b) During the two-year period following the Distribution Date, MetLife directly or indirectly through one or more members of the MetLife Group shall continue the Active Trade or Business used to satisfy Section 355(b) of the Code, as described in the IRS Ruling and the KPMG Opinion.

(c) MetLife agrees that, from the date hereof until the first day after the two-year anniversary of the Distribution Date, it shall not (and shall not cause or permit any of its Affiliates to), in a single transaction or series of transactions:

(i) enter into any Proposed Acquisition Transaction or, to the extent MetLife has the right to prohibit any Proposed Acquisition Transaction, permit any Proposed Acquisition Transaction to occur,

(ii) liquidate, merge or consolidate with any other Person (whether that other Person or such Affiliate is the survivor) that was not already wholly owned by a member of the MetLife Group prior to such transaction;

(iii) sell or transfer 33% or more of the gross assets of the Active Trade or Business or 33% or more of the consolidated gross assets of MetLife and its Affiliates (such percentages to be measured based on fair market value as of the Distribution Date),

(iv) redeem or otherwise repurchase (directly or through an Affiliate) any MetLife Capital Stock, or rights to acquire MetLife Capital Stock, except to the extent such repurchases satisfy Section 4.05(1)(b) of Revenue Procedure 96-30 (as in effect prior to the amendment of such Revenue Procedure by Revenue Procedure 2003-48),

(v) amend its certificate of incorporation (or other organizational documents), or take any other action, whether through a stockholder vote or otherwise, affecting the voting rights of MetLife Capital Stock (including, without limitation, through the conversion of one class of MetLife Capital Stock into another class of MetLife Capital Stock); or

(vi) take any other action or actions (including any action or transaction that would be reasonably likely to be inconsistent with any representation made in the Representation Letters or the Tax Opinions/Rulings) which in the aggregate (and taking into account any other transactions described in this subparagraph (c)) would be reasonably likely to have the effect of causing or permitting one or more persons (whether or not acting in concert) to acquire directly or indirectly stock representing a Fifty-Percent or Greater Interest in MetLife or otherwise jeopardize the Intended Tax Treatment;

unless, prior to taking any such action set forth in the foregoing clauses (i) through (vi), (A) MetLife shall receive a Ruling in accordance with Section 4.04 of this Agreement to the effect that such transaction will not affect the applicable Intended Tax Treatment, or (B) MetLife shall receive a Post-Distribution Tax Opinion. MetLife shall provide a copy of that Tax Opinion to BHF, although MetLife may redact any material non-public information that, if Brighthouse receives, could raise anti-trust or securities issues.

Section 4.04 Procedures Regarding Opinions and Rulings.

(a) If Brighthouse notifies MetLife that it desires to take one of the actions described in clauses (i) through (vi) of Section 4.02(c) (a “Notified Action”), MetLife and Brighthouse shall reasonably cooperate to attempt to obtain the Ruling or Post-Distribution Tax Opinion referred to in Section 4.02(c), unless MetLife shall have waived the requirement to obtain such Ruling or Post-Distribution Tax Opinion.

(b) MetLife agrees that at the reasonable request of Brighthouse pursuant to Section 4.02(c), MetLife shall cooperate with Brighthouse and use its reasonable best efforts to seek to obtain or assist in obtaining, as expeditiously as possible, a Ruling from the IRS or other applicable Tax Authority or a Post-Distribution Tax Opinion for the purpose of permitting Brighthouse to take the Notified Action. Further, in no event shall MetLife be required to file any Ruling Request under this Section 4.04(b) unless Brighthouse represents that (i) it has read the Ruling Request, and (ii) all information and representations, if any, relating to any member of the Brighthouse Group, contained in the Ruling Request documents are (subject to any qualifications therein) true, correct and complete. Brighthouse shall reimburse MetLife for all reasonable costs and expenses incurred by the MetLife Group in obtaining a Ruling or Post-Distribution Tax Opinion requested by Brighthouse within ten business days after receiving an invoice from MetLife therefor.

(c) MetLife shall have the right to obtain a Ruling or a Post-Distribution Tax Opinion at any time in its sole and absolute discretion, unless such Ruling or Post-Distribution Tax Opinion would violate MetLife’s covenants under Section 4.03. If MetLife determines to obtain a Ruling or a Post-Distribution Tax Opinion, Brighthouse shall (and shall cause each Affiliate of Brighthouse to) cooperate with MetLife and take any and all actions reasonably requested by MetLife in connection with obtaining the Ruling or Post-Distribution Tax Opinion (including, without limitation, by making any representation or covenant or providing any materials or information requested by the IRS or Tax Advisor); provided that Brighthouse shall not be required to make (or cause any Affiliate of Brighthouse to make) any representation that is untrue, provide any covenant as to future matters or events over which it has no control or that is materially more restrictive in scope than the covenants made by Brighthouse in this Agreement with respect to the subject matter covered by such covenants, or provide any material or information it reasonably considers confidential unless reasonably acceptable confidentiality provisions are agreed to between the Parties. Subject to Section 4.04(b), MetLife and Brighthouse shall each bear its own costs and expenses in obtaining a Ruling or a Post-Distribution Tax Opinion.

(d) Brighthouse hereby agrees that MetLife shall have sole and exclusive control over the process of obtaining any Ruling, and that only MetLife shall apply for a Ruling. In connection with obtaining a Ruling pursuant to Section 4.04(b), (i) MetLife shall keep Brighthouse informed in a timely manner of all material actions taken or proposed to be taken by MetLife in connection therewith; (ii) MetLife shall (A) reasonably in advance of the submission of any Ruling Request documents provide Brighthouse with a draft copy thereof, (B) reasonably consider Brighthouse’s comments on such draft copy, and (C) provide Brighthouse with a final copy; and (iii) MetLife shall provide Brighthouse with notice reasonably in advance of, and Brighthouse shall have the right to attend, any formally scheduled meetings with the IRS (subject to the approval of the IRS) that relate to such Ruling. Neither Brighthouse nor any Affiliates of Brighthouse shall seek any guidance from the IRS or any other Tax Authority (whether written, verbal or otherwise) at any time concerning the tax consequences of the Transactions.

Section 4.05 Liability for Tax-Related Losses.

(a) Notwithstanding anything in this Agreement or the Master Separation Agreement to the contrary, subject to Section 4.05(c), Brighthouse shall be responsible for, and shall indemnify and hold harmless MetLife and each of its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of the stock and/or assets of Brighthouse and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by Brighthouse with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of Brighthouse representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by Brighthouse or a member of the Brighthouse Group after the Distribution (including, without limitation, any amendment to Brighthouse’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of Brighthouse stock (including, without limitation, through the conversion of one class of Brighthouse Capital Stock into another class of Brighthouse Capital Stock), (iv) any act or failure to act by Brighthouse or any Brighthouse Affiliate described in Section 4.02 (regardless of whether such act or failure to act is covered by a Ruling, Post-Distribution Tax Opinion or waiver described in clause (A), (B) or (C) of Section 4.02(c)) or (v) any breach by Brighthouse of its agreement and representation set forth in Section 4.01.

(b) Notwithstanding anything in this Agreement or the Master Separation Agreement to the contrary, subject to Section 4.05(c), MetLife shall be responsible for, and shall indemnify and hold harmless Brighthouse and its Affiliates and each of their respective officers, directors and employees from and against, one hundred percent (100%) of any Tax-Related Losses that are attributable to, or result from any one or more of the following: (i) the acquisition (other than pursuant to the Transactions) of all or a portion of the stock and/or assets of MetLife and/or its subsidiaries by any means whatsoever by any Person, (ii) any negotiations, understandings, agreements or arrangements by MetLife with respect to transactions or events (including, without limitation, stock issuances, pursuant to the exercise of stock options or otherwise, option grants, capital contributions or acquisitions, or a series of such transactions or events) that cause the Distribution to be treated as part of a plan pursuant to which one or more Persons acquire directly or indirectly stock of MetLife representing a Fifty-Percent or Greater Interest therein, (iii) any action or failure to act by MetLife or a member of the MetLife Group after the Distribution (including, without limitation, any amendment to MetLife’s certificate of incorporation (or other organizational documents), whether through a stockholder vote or otherwise) affecting the voting rights of MetLife stock (including, without limitation, through the conversion of one class of MetLife Capital Stock into another class of MetLife Capital Stock), or (iv) any act or failure to act by MetLife or any MetLife Affiliate described in Section 4.03.

(c) To the extent that any Tax-Related Loss is subject to indemnity under both Sections 4.05(a) and Section 4.05(b), responsibility for such Tax-Related Loss shall be shared by MetLife and Brighthouse equally.

Section 4.06 Reporting. MetLife and Brighthouse shall (i) timely file any appropriate information and statements (including as required by Section 6045B of the Code and Treasury Regulations Section 1.355-5 and, to the extent applicable, Section 1.368-3 of the Regulations) to report each step of the Transactions as qualifying for its Tax-Free Status (as applicable) and (ii) absent a change of Law or an applicable Final Determination otherwise, not take any position on any Tax Return that is inconsistent with such qualification or qualification for the Intended Tax Treatment.

ARTICLE V

PROCEDURAL MATTERS

Section 5.01 Cooperation.

(a) Each Party shall cooperate with reasonable requests from the other Party in matters covered by this Agreement, including in connection with the preparation and filing of Tax Returns, the calculation of Taxes, the determination of the proper financial accounting treatment of Tax Items and the conduct and settlement of Tax Contests. Such cooperation shall include:

(1) retaining until the expiration of the relevant statute of limitations (including extensions) plus one year, any and all records, documents, accounting data, computer data, actuarial data, investment data and other information (“Records”) necessary for the preparation, filing, review, audit or defense of all Tax Returns relevant to an obligation, right or liability of either Party under this Agreement;

(2) providing the other Party reasonable access to Records (in the format reasonably determined by the other Party) and to its personnel (ensuring their cooperation and reasonable assistance) and premises during normal business hours to the extent relevant to an obligation, right or liability of the other Party under this Agreement or otherwise reasonably required by the other Party to complete Tax Returns, comply with audit requirements, participate in any audit or examination of Tax Returns or to compute the amount of any payment contemplated by this Agreement; and

(3) after the period of time described in Section 5.01(a)(1) has expired, notifying the other Party prior to disposing of any relevant Records and affording the other Party the opportunity to take possession or make copies of such Records at its discretion.

(b) Additionally, each Party shall provide to the other Party (in the format reasonably determined by the other Party) all information and assistance requested by the other Party as reasonably necessary to

(1) prepare any Tax Return described in Section 3.01(a) or Section 3.01(b);

(2) respond to any Tax Contest;

(3) obtain an opinion from an outside Tax Advisor with respect to matters (1) and (2) above; and

(4) comply with auditor requests with respect to matters (1) and (2) above;

Any such request shall be fulfilled as soon as practicable after receipt of a written notice describing the information required.

Section 5.02 Interest. Any payments required pursuant to this Agreement that are not made within the time period specified in this Agreement shall bear interest from the end of that period. Interest required to be paid pursuant to this Agreement shall, unless otherwise specified, be computed at the underpayment rate for large corporate underpayments, in effect from time to time under Section 6621 of the Code, while such amount is outstanding.

Section 5.03 Indemnification Claims and Payments.

(a) Except as provided in Article III, an Indemnitee shall be entitled to make a claim for payment with respect to Taxes (or Tax-Related Losses) under this Agreement only after actual payment by the Indemnitee or a Final Determination that such payment is required (whichever is earlier). The Indemnitee shall provide to the Indemnifying Party notice of such claim within 60 business days of the first date on which it so becomes entitled to make such claim. Such notice shall include a description of such claim and a detailed calculation of the amount claimed.

(b) The Indemnifying Party shall make the claimed payment to the Indemnitee within 30 business days after receiving such notice, unless the Indemnifying Party reasonably disputes its liability for, or the amount of, such payment.

(c) A failure by an Indemnitee to give notice as provided in Section 5.03(a) shall not relieve the Indemnifying Party’s indemnification obligations under this Agreement, except to the extent that the Indemnifying Party shall have been actually prejudiced by such failure. However, a failure by Indemnitee to give the notice required by this Agreement shall extend the Indemnifying Party’s time for payment, without application of interest, until conforming notice is provided.

Section 5.04 Treatment of Payments. Except to the extent otherwise required by applicable Tax law, Brighthouse and MetLife agree that (i) any payment payable pursuant to this Agreement shall be treated as if it occurred immediately prior to the Distribution and shall be treated as being distributed or contributed pursuant to the plan of reorganization that includes the Distribution and (ii) shall not be subject to any U.S. federal income tax withholdings under applicable Tax law as of the date hereof. In the event of a change in applicable Tax law that results in a non-creditable withholding tax, the Parties agree to renegotiate the terms of this Agreement in good faith to minimize the economic effect of any withholding tax. Notwithstanding anything to the contrary herein, to the extent a Party makes a payment of interest as provided for in Section 5.02, the interest payment shall be treated as interest expense to the payor (deductible to the extent provided by applicable tax law) and as interest income by the payee (includible in income to the extent provided by applicable tax law).

Section 5.05 Dispute Resolution. The Parties shall work together in good faith to resolve any disputes under this Agreement. If the Parties are unable to resolve the dispute within 30 business days, such dispute shall be resolved by a Tax Advisor proposed by MetLife and agreed to by Brighthouse and whose engagement letter shall be executed by both Parties with fees and costs to be shared equally by MetLife and Brighthouse. If the Parties are unable to agree on a Tax Advisor within 10 business days after the end of the 30 business day period in the previous sentence, the Parties shall each select a Tax Advisor, and those two Tax Advisors shall select a third Tax Advisor to resolve the dispute. The fees and costs of such third Tax Advisor shall be shared equally by MetLife and Brighthouse.

ARTICLE VI

MISCELLANEOUS

Section 6.01 Termination. The indemnification and other obligations under this Agreement will terminate without further action six months after the expiration of all applicable statutes of limitation (including extensions) except for claims for indemnification for which the Indemnitee has provided notice to the Indemnifying Party , within the applicable indemnification survival period described in the previous clause. If terminated, no Party will have any Liability of any kind to the other Party or any other Person on account of this Agreement except as specified in the previous sentence.

Section 6.02 Survival. Except as expressly set forth in this Agreement, the covenants and indemnification obligations in this Agreement shall remain in full force and effect until this Agreement is terminated pursuant to Section 6.01.

Section 6.03 Master Separation Agreement. The Parties agree that, in the event of a conflict between the terms of this Agreement and the Master Separation Agreement with respect to the subject matter hereof, the terms of this Agreement shall govern.

Section 6.04 Confidentiality. Each Party hereby acknowledges that confidential information of such Party or its Affiliates may be exposed to employees and agents of the other Party or its Affiliates as a result of the activities contemplated by this Agreement. Each Party agrees, on behalf of itself and its Affiliates, that such Party’s obligations with respect to information and data of the other Party or its Affiliates shall be governed by the Master Separation Agreement.

Section 6.05 Counterparts; Entire Agreement.

(a) This Agreement may be executed in one or more counterparts, all of which counterparts shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Party. This Agreement may be executed by facsimile or PDF signature and a facsimile or PDF signature shall constitute an original for all purposes.

(b) This Agreement, the Master Separation Agreement, the other Transaction Documents and the Appendices, Exhibits and Schedules hereto and thereto contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all previous agreements, negotiations, discussions, writings, understandings, commitments and conversations with respect to such subject matter, and there are no agreements or understandings between the Parties with respect to the subject matter hereof other than those set forth or referred to herein or therein.

Section 6.06 Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with the Laws of the State of New York, irrespective of the choice of Laws and principles of the State of New York, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

Section 6.07 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF ANY LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 6.07.

Section 6.08 No Double Recovery. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged Party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity; provided however, this document shall be read in conjunction with the Tax Receivables Agreement and thus, Tax Items (and related payments therefore, if applicable) covered by the Tax Receivables Agreement shall be governed by that Agreement and all other Tax Items (and related payments therefore, if applicable) shall be governed by this Agreement, without any double recovery.

Section 6.09 Assignability. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise except as described herein. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns. Notwithstanding the foregoing, either Party may assign this Agreement without consent in connection with (a) a merger transaction in which such Party is not the surviving entity and the surviving entity acquires or assumes all or substantially all of such Party’s assets, or (b) the sale of all or substantially all of such Party’s assets; provided, however, that the assignee expressly assumes in writing all of the obligations of the assigning Party under this Agreement, and the assigning Party provides written notice and evidence of such assignment and assumption to the non-assigning Party. No assignment permitted by this Section 6.09 shall release the assigning Party from liability for the full performance of its obligations under this Agreement.

Section 6.10 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate or other action, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 6.11 Third-Party Beneficiaries. The provisions of this Agreement are solely for the benefit of the Parties hereto and are not intended to confer upon any Person except the Parties hereto any rights or remedies hereunder and there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to this Agreement.

Section 6.12 Notices. Each Party giving any notice required or permitted under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a Notice):

If to Brighthouse, to:

Brighthouse Services LLC

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attn: SVP Tax

Copy to:

Brighthouse Services LLC

Gragg Building

11225 North Community House Road

Charlotte, NC 28277

Attn: General Counsel

with a copy to (which shall not constitute notice):

Sidley Austin LLP

One South Dearborn

Chicago, IL 60603

Attn: Tracy Williams

Fax:  (312) 853-7036

If to MetLife, to:

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Attn: SVP Tax Director

Fax:  (212) 578-6542

Copy to:

MetLife, Inc.

200 Park Avenue

New York, NY 10166

Attention: General Counsel

with a copy to (which shall not constitute notice):

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attn: Christopher J. Peters

Fax:  (212) 728-9868

A Party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other.

Section 6.13 Severability. If any provision of this Agreement or the application thereof to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances or in jurisdictions other than those as to which it has been held invalid or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon any such determination, any such provision, to the extent determined to be invalid, void or unenforceable, shall be deemed replaced by a provision that such court determines is valid and enforceable and that comes closest to expressing the intention of the invalid, void or unenforceable provision.

Section 6.14 Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 6.15 Waivers of Default. No failure or delay of either Party (or its Affiliates) in exercising any right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. Waiver by either Party of any default by the other Party of any provision of this Agreement shall not be deemed a waiver by the waiving Party of any subsequent or other default.

Section 6.16 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, MetLife shall have the right to specific performance and injunctive or other equitable relief of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. Brighthouse shall not oppose the granting of such relief on the basis that money damages are an adequate remedy. The Parties agree that the remedies at law for any breach or threatened breach hereof, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived. The Parties acknowledge and agree that the right of specific enforcement is an integral part of this Agreement and without that right, neither MetLife nor Brighthouse would have entered into this Agreement; provided further, nothing in this Section 6.16 shall require Brighthouse to give MetLife any material non-public information.

Section 6.17 Amendments. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by either Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of each Party.

Section 6.18 Compliance by Affiliates. The Parties shall cause their respective Affiliates to comply with this Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the day and year first written above.

METLIFE, INC.

By:

Name:

Title:

BRIGHTHOUSE FINANCIAL, INC.

By:

Name:

Title: